INNOVACOM
                                  Your MPEG Solutions Company

June 16, 1998

Mr. Mark Koz
18324 Purdue Drive
Saratoga, CA  95070

Dear Mark:

I am pleased to offer you employment for the position of Chief Technology Officer reporting to the President. Your employment at InnovaCom, Inc. is "at will." That means that you will continue until you provide at least two weeks of notice. The company has the right to terminate employment at any time with or without prior notice and with or without cause.

POSITION:

Your duties as Chief Technology Officer will include:

Identification and patenting of InnovaCom intellectual property Evaluation and analysis of MPEG technology and video industry trends Identification of new product opportunities Other duties as assigned by the President in line with your expertise and position

COMPENSATION:

o You will receive a salary at the annual rate of $120,000 payable in accordance with regular payroll practices of the Company.
o The Company will provide you and your family medical coverage and other group benefits offered by the Company to its employees on the same terms as offered to other employees. In the event that your employment is terminated with the Company for any reason, the Company will continue your health insurance coverage under the Company's group policy for an additional year.
o        You will be entitled to four (4) weeks paid vacation per year.

REQUIREMENTS:

This letter immediately supersedes in all aspects your employment agreement with the Company dated May 15, 1997.

It is required that you sign a detail Confidentiality Agreement, a copy of which is attached. During your employment by the Company you will not directly or indirectly be involved in any other business that competes with the Company.

We look forward to having you continue with the Company in your new capacity, and we are confident that you can continue to make a significant contribution.

Sincerely,
                                                           Agreed:  MARK KOZ

FRANK ALIOTO          STANTON CREASEY              Date:  June 16, 1998
------------          ---------------                     -------------
00Frank Alioto          Stanton Creasey
President             CFO

2855 Kifer Road, Suite 100o SantaClara, CA 95051o Telephone: (408) 727-2447
(CHIP)o Facsimile: (408) 727-8778